Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2015 (October 15, 2015 as to Note 23) relating to the 2014 consolidated financial statements (before the effects of the retrospective adjustments to the consolidated financial statements and financial statement disclosures) of Westport Innovations Inc. and subsidiaries (“Westport”), appearing in the Annual Report on Form 40-F of Westport for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants

Vancouver, Canada

May 31, 2016